Exhibit 10.2

RESOLUTION OF THE BOARD OF DIRECTORS OF

VISION BANCSHARES, INC.

RELATING TO THE AMENDMENT OF THE

AMENDED AND RESTATED INCENTIVE STOCK COMPENSATION PLAN

RESOLVED, that the Board of Directors of Vision Bancshares, Inc., hereinafter referred to as the “Company”, hereby recommends that the shareholders of the Company approve the proposal to increase the number of the Company’s shares currently available under its Amended and Restated Incentive Stock Compensation Plan from 150,000 shares to 225,000 shares; and further

RESOLVED, that the officers of the Company be and hereby are authorized, empowered and directed for and on behalf of the Company to do any and all acts and things necessary or appropriate to effectuate the amendment to the Company’s Amended and Restated Incentive Stock Compensation Plan.